Exhibit 10.8

PILOT MINING TEST AGREEMENT

FOR THE DEVELOPMENT OF A NODULE COLLECTION AND SHIPPING SYSTEM

Dated 8 July, 2019

BY AND BETWEEN

DEEPGREEN ENGINEERING PTE LTD (DEEPGREEN)

AND

ALLSEAS GROUP S.A. (ALLSEAS)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

FORM OF AGREEMENT

Parties

DeepGreen Engineering Pte Ltd (DeepGreen);

and

Allseas Group S.A. (Allseas),

each referred to as a Party or collectively as the Parties.

RECITALS

A.	DeepGreen is an international deepsea resource exploration and development company with polymetallic manganese nodule exploration rights granted by the International Seabed Authority (ISA).

B.	DeepGreen and Allseas entered into a Strategic Alliance Agreement, dated 29 March 2019, which governs the relationship between the Parties including this Agreement.

C.	Allseas is a global leader in offshore pipelay installation, heavy lift and subsea construction and has the skills, personnel and equipment necessary to develop a Pilot Mining Test System (PMTS) according to the provisions set forth herein.

D.	DeepGreen wishes to progress the development of one or more of its exploration licenses into an Exploitation Contract with the ISA, and requires the successful trial and testing of a PMTS in accordance with ISA regulations, and DeepGreen has decided to prove the economic and technical viability and environmental impact of a proposed nodule collection and shipping system (Production System) that will meet the environmental and operational requirements of the ISA.

E.	DeepGreen has conducted preliminary economic modelling for a Production System that can deliver up to [***] (wet) of nodules with an expected offshore CAPEX of $[***] and OPEX of $[***]/dry tonne of dry nodules delivered to shore.

F.	DeepGreen contemplates a scalable Production System that may commence as a minimum viable operating system producing [***] of nodules (wet) and could then be scaled up in [***] increments to produce [***], [***] and [***], provided however that the Parties expect to complete detailed studies, design and engineering to determine the optimal throughput.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

G.	The Parties agree to collaborate throughout the development of the appropriate design and performance characteristics necessary to meet the ISA regulatory requirements and to optimize economic and technical performance and to appropriately manage project risk.

H.	Allseas has agreed to develop a PMTS and conduct all appropriate testing and monitoring required by the ISA and DeepGreen in order to achieve an Exploitation Contract, and DeepGreen shall pay Allseas a Success Fee upon Successful Commissioning, provided however that Allseas shall keep ownership of the PMTS and its related Intellectual Property.

I.	DeepGreen and Allseas wish to enter into this Agreement for the design, engineering, testing and commissioning of the PMTS according to the provisions set forth herein.

J.	The Parties have agreed to enter into a Nodule Collection and Shipping Contract effective upon the Successful Completion of the PMTS.

K.	The Parties intend to cooperate with respect to the PMTS following Successful Completion, including, without limitation, to permit the design modification and deployment of the PMTS for test work in other exploration sites controlled by DeepGreen.

L.	The Parties acknowledge that this Agreement is essential to (i) demonstrate the economic viability of a Production System and (ii) meet all the regulatory requirements established by the ISA in order to apply for an Exploitation Contract.

THE PARTIES AGREE AS FOLLOWS.

1	AGREEMENT

1.1	Documents comprising this Agreement. This Agreement is constituted by the following sections:

Form of Agreement

Annex 1: Design Specifications for PMTS

Annex 2: Success Fee

Annex 3: Programme

Annex 4: Specifications and Drawings

Annex 5: Procedures

1.2	Order of precedence.

1.2.1	The documents comprising this Agreement will be read as one document.

1.2.2	If there is any ambiguity, inconsistency or conflict between the provisions of any of the documents comprising this Agreement then the documents take precedence in the order set out above in clause 1.1.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

1.3	Commissioning of PMTS and Payment. In consideration for Allseas commissioning the PMTS in accordance with the Design Specifications set forth in Annex 1, DeepGreen agrees to pay Allseas in accordance with the terms of this Agreement.

1.4	Effective Date. This Agreement comes into effect on the date when the last Party to sign has executed this Agreement (Effective Date).

1.5	Parties’ Representatives for this Agreement. The Parties’ respective representatives for the purposes of this Agreement are set out in Annex 5: Procedures.

1.6	Notice particulars. The addresses for the service of notices are as follows:

For DeepGreen	C/O DeepGreen Metals Inc. 10th Floor 595 Howe Street Vancouver, B.C. V6C 2T5 Attn: Anthony O’Sullivan Chief Development Officer Email: Tony@Deep.Green

For Allseas	Allseas Group S.A. 18 Route de Pla de Plan, Case Postale 411 1618 Chatel-Saint- Denis, Switzerland Attn: Cees Kooger, Director Email:CKR@allseas.com

1.7	Execution. Executed as an Agreement.

Executed for DeepGreen Engineering Pte Ltd. by

its duly authorized representatives:

Signed:

Name: Gerard Barron

Position: Director

Executed for Allseas Group S.A. by

its duly authorized representative:

Signed:

Name:

Position:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Table of contents:

1	AGREEMENT	3
1	DEFINITIONS AND INTEPRETATION	6
2	COMMUNICATIONS AND REPRESENTATIVES	9
3	ALLSEAS’S OBLIGATIONS	9
4	ALLSEAS TO INFORM ITSELF	10
5	REQUIREMENT TO GIVE NOTICE	11
6	ALLSEAS PERSONNEL	11
7	PERMITS, LICENCES AND COMPLIANCE WITH LAW	11
8	FUTURE USE OF PMTS	12
9	INSPECTION AND TESTING	12
10	DEFECT RECTIFICATION
11	CHANGES	13
12	INVOICING AND PAYMENT	13
13	PAYMENT OF SUBCONTRACTORS	14
14	NO PARTNERSHIP	14
15	SUCCESSFUL COMPLETION	15
16	DATA AND INFORMATION	15
17	TERMINATION AND DEFAULT	16
18	HEALTH AND SAFETY AND SECURITY	17
19	TRANSPORT OF GOODS AND EQUIPMENT	18
20	OWNERSHIP, LIENS	18
21	INTELLECTUAL PROPERTY	19
22	TAXATION	19
23	AUDIT AND STORAGE OF DOCUMENTS	20
24	ASSIGNMENT AND SUBCONTRACTING	21
25	CONFIDENTIALITY	21
26	INDEMNITIES	22
27	EXCLUSION OF CONSEQUENTIAL LOSS	23
28	LIMITATION OF LIABILITY	24
29	INSURANCES	24
30	HAZARDOUS SUBSTANCES	26
31	COMPLIANCE WITH INSTRUCTIONS FROM DEEPGREEN AND THE ISA	26
32	BUSINESS ETHICS	26
33	FORCE MAJEURE	27
34	GOVERNING LAW AND LANGUAGE	28
35	GENERAL	28

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

1	DEFINITIONS AND INTEPRETATION

1.1	In this Agreement the initialized terms have the following meaning.

Affiliate means any entity Controlling, Controlled by, or under common Control with DeepGreen or Allseas respectively, including (i) any person under common Control with a Party or under common Control with a person under the direct or indirect Control of the Party; or (ii) any person under the direct or indirect Control of a person that has the direct or indirect Control of the Party.

Agreement means this agreement (including all of the annexures).

Allseas means the entity designated as such in the Form of Agreement.

Allseas Group means Allseas, its contractors of any tier, its and their Affiliates, its and their respective directors, officers, employees, invitees and agents but does not include any member of DeepGreen Group.

Background Intellectual Property means any Intellectual Property that is owned by or licensed to either Party independently of this Agreement and includes Intellectual Property that may be used by Allseas in the development and delivery of the PMTS or which is incorporated into the PMTS or otherwise made available by DeepGreen in connection with this Agreement.

Claim means any cost, demand, legal proceedings, claims, actions, fines, penalties, obligations or liabilities of any nature, including legal costs on a full indemnity basis, arising under any statue or in equity or under a contract or at common law or otherwise at law of whatsoever nature.

Competent Authority shall mean (i) any person having legal, executive and/or regulatory authority and/or enforcement powers (including any public body or authority responsible for the investigation and/or prosecution of criminal offences) over either or both of the parties or any member of their respective Groups in connection with this Contract; and/or (ii) any court of law or tribunal with jurisdiction over either or both of the parties or any member of their respective Groups in connection with the Contract.

Completion Certificate means the certificate issued pursuant to clause 15 in respect of the whole or relevant part of the PMTS.

Completion Date means the date shown on the Completion Certificate on which the whole or the relevant part of the PMTS were completed.

Consequential Loss means:

(a)	any indirect or consequential loss whatsoever; and

(b)	any loss of profits or anticipated profits, loss of use (including, without limitation, loss of use or the cost of use of property, equipment, materials and services); loss of product; loss of business; business interruption; loss, restriction or forfeiture of licences, concession or field interest; loss of revenue, shut in, loss of production, deferral of production; cost of insurance; or any other similar losses whether direct or indirect, arising out of or in connection with the performance or non-performance of this Agreement, even if such loss is caused wholly or partially by the act, neglect, breach of duty (whether statutory or otherwise) or default of a Party, and even if such loss is caused wholly or partially by the unseaworthiness of any vessel.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Control means control which a person has over an Affiliate and any of the following: (i) direct or indirect ownership of 50% (fifty per cent) or more of the share capital or other ownership interest in any other entity; or (ii) the right to exercise 50% (fifty per cent) or more of the votes in any other entity; or (iii) the contractual right to designate more than half of the members of such entity's board of directors or similar executive body; or by virtue of any power conferred by the law, constitutional documents, agreements or arrangements regulating or relating to such undertaking.

DeepGreen means the entity designated as such in the Form of Agreement.

DeepGreen Group means DeepGreen, its and their respective Affiliates, their contractors of any tier, and their respective directors, officers, employees, invitees and agents but does not include any member of Allseas Group.

Defect means in relation to the PMTS any omission, failure, fault, error, defect, unacceptable performance or results, or otherwise any defect arising as a result of a breach of this Agreement.

Effective Date has the meaning given to it in the Form of Agreement.

Force Majeure has the meaning given to that term in clause 33.2.

Good Industry Practices means the practices that would be adopted by, and the exercise of that degree of care, skill, diligence, prudence and foresight that reasonably would be expected from a competent party in the international maritime and offshore oil and gas industry experienced in performing work similar in nature, size, scope and complexity to the development of the PMTS, where Allseas is seeking to comply with, the standards specified in this Agreement or such national or international standards as are most applicable and the applicable law.

Government means any national or local government, including any department, agency or other instrumentality thereof, and any government owned or controlled enterprise.

Group shall mean either DeepGreen Group or Allseas Group as the context requires.

Insolvency Event means the relevant person becoming bankrupt or making a composition or arrangement with its creditors or an order for the winding up of such person being made or (except for the purposes of amalgamation or solvent reconstruction) a resolution for its voluntary winding-up being passed or a provisional liquidator, receiver, examiner, administrator or manager of its business or undertaking being appointed or presenting a petition or having a petition presented, applying for an administration order to be made, or possession being taken by or on behalf of the holders of any debenture secured by a floating charge or any property comprised in or subject to the floating charge, or any equivalent act or thing being done or suffered under any applicable law.

Intellectual Property means any invention, patent or application for a patent, design (registered or unregistered), trademark (registered or unregistered), name, copyright (including future copyright), circuit layout, trade secret, know-how, proprietary information or other right in respect of any data, information, process, work, material or method.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

PMTS means the Pilot Mining Test System as further described in Annex 1: Design Specifications, including the provision of all materials and equipment, and such other services contemplated by this Agreement, or as may be requested by DeepGreen.

Pollution means any liquid or non-liquid pollutant, contaminant or waste substance or contamination of whatsoever nature, including waste, fuel, lubricants and grease.

Public Official means any (a) officer or other person employed in any capacity (i) at any level of Government, (ii) any official or employee of a labor union controlled by any Government or political party, or (iii) in any public international organization, such as the United Nations, the European Union, or International Seabed Authority, including any department, agency or other instrumentality thereof; (b) any candidate or officer or other person employed by a political party; or (c) any person acting in any official capacity for or on behalf of any person or organization listed in (a) or (b).

Subcontract means the agreement, contract, purchase order or other arrangement under which a Subcontractor is appointed by Allseas for a part of the PMTS.

Subcontractor means any person appointed as a subcontractor for a part of the PMTS, whether directly by Allseas or at a lower tier, and such person’s successors in title.

Successful Completion shall have the meaning set forth in clause 15.2.

Success Fee shall mean the amounts payable according to Annex 2.

VAT means any Value Added Tax or similar tax required by an applicable jurisdiction pursuant to the activities contemplated under this Agreement.

Worksite means the area or areas to be agreed by the Parties as the testing area for the PMTS

Willful Misconduct means an intentional disregard of good and prudent standards of performance or of any of the terms of this Agreement and to the adverse consequences of such act or omission.

1.2	Interpretation. In this Agreement, unless the context otherwise requires:

1.2.1	headings or subheadings are for convenience only and do not govern the meaning or construction of any provision of this Agreement;

1.2.2	a reference to any agreement or document is to that agreement or document as amended, novated, supplemented or preplaced from time to time;

1.2.3	words expressed in singular include the plural and vice versa;

1.2.4	a ‘person’ includes a company, partnership, firm, joint venture, association, authority, corporation or other body corporate;

1.2.5	references to annexures and clauses, are references to annexures and clauses to this Agreement;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

1.2.6	a reference to a Party to this Agreement includes that Party’s successors and permitted assigns;

1.2.7	no rule of construction will apply to the disadvantage of a party because that party was responsible for drafting this Agreement or any of the provisions of this Agreement;

1.2.8	a reference to any law contained in this Agreement is deemed to include any amendment, re-enactment or consolidation of that law; and

1.2.9	if anything is required to be done under this Agreement within a certain number of days and the last day of the specified period falls on a non-working day in the location where the relevant act or thing must be done, then the last day of the relevant period is deemed to be on the first following working day.

2	COMMUNICATIONS AND REPRESENTATIVES

2.1	Communications. All instructions, notices, authorizations, approvals and acknowledgements and other communications between the Parties must be in writing. All such communications, together with all correspondence and other documents must be in the English language. If it is necessary for DeepGreen to give any instructions to Allseas orally in the first instance, Allseas will comply with such instruction. Any such oral instruction will be confirmed in writing as soon as possible thereafter.

2.2	Representatives.

2.2.1	The Parties appoint representative(s) as set out in Annex 5: Procedures to exercise or perform the Party’s rights or obligations under this Agreement. A Party’s representative may nominate a delegate to exercise any of his or her powers, duties, discretions or authority.

2.2.2	A Party may at any time by notice in writing to the other Party remove the existing representative and appoint a new representative.

2.2.3	The representatives do not have powers or authority to amend this Agreement or to relieve the other Party from any of its obligations under this Agreement.

3	ALLSEAS’S OBLIGATIONS

3.1	Allseas must perform and carry out all its obligations under this Agreement and must deliver the PMTS with all due care and diligence and with the skill to be expected of a reputable contractor experienced in the types of work to be carried out under this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

3.2	The PMTS must be, and Allseas represents that the PMTS will be:

(a)	free of Defects;

(b)	meet in all material respects the specifications provided in Annex 1;

(c)	compliant with all applicable requirements and law including any regulations established by the ISA as communicated by DeepGreen;

(d)	carried out in accordance with the dates and milestones set out in this Agreement, including in Annex 3: Programme;

(e)	performed in a safe manner and in accordance with Good Industry Practices; and

(f)	performed in a manner to ensure lawful environmental impact.

3.3	Allseas must provide all materials and equipment, vessels, consumables, facilities and all other things whether of a temporary or permanent nature, as is necessary to deliver the PMTS. All Allseas materials, equipment and facilities used in connection with delivering the PMTS must be in good working order and suitable for the use. Allseas must provide all management, supervision and personnel necessary for delivering and commissioning the PMTS.

3.4	The design, execution and the Successful Completion of the PMTS shall comply with all applicable technical standards, building, construction and environmental laws applicable to the PMTS.

3.5	Allseas may, at any time, submit to DeepGreen a proposal which will, if adopted, (1) accelerate Successful Completion, (ii) reduce the cost to DeepGreen of maintaining or operating the Production System, (iii) improve the efficiency or value to DeepGreen of the PMTS or the Production System, or (iv) otherwise be of benefit to DeepGreen and/or Allseas.

4	ALLSEAS TO INFORM ITSELF

4.1	Allseas is deemed to have satisfied itself, before entering into this Agreement, as to the extent and nature of the PMTS including but not limited to the work, personnel, materials, consumables and facilities required for the PMTS, general and local conditions, and all other matters which may affect progress or performance of the PMTS. Any failure by Allseas to take into account any matters which affect the PMTS will not relieve Allseas from its obligations under this Agreement.

4.2	If Allseas makes use of any information provided by DeepGreen, it is deemed to have satisfied itself as to the accuracy and completeness of the information and to have accepted full responsibility for such use including any conclusions drawn by it from such information. DeepGreen will have no liability to Allseas, nor will Allseas be entitled to any remuneration or time as a result of additional costs or delays incurred in using such information.

4.3	Allseas shall be deemed to have scrutinised, prior to commencement of its design works, design criteria and calculations, provided in Annex 1: Design Specifications. Allseas shall be responsible for the design of the PMTS and for the accuracy of such design criteria and calculations.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

5	REQUIREMENT TO GIVE NOTICE

5.1	Allseas must notify DeepGreen without delay of all things which in the opinion of Allseas appear to be deficiencies, omissions, contradictions or ambiguities in this Agreement or any possible conflicts with the applicable law. On receipt of such notice DeepGreen will issue instructions before Allseas may proceed with any part of the PMTS affected.

5.2	Allseas must notify DeepGreen without delay of any accidents or environmental incidents which occur in connection with the carrying out of the PMTS. Allseas must notify DeepGreen immediately of any proposed or actual stoppages of work, industrial disputes or other matters affecting or likely to affect the carrying out of the PMTS or this Agreement.

6	ALLSEAS PERSONNEL

6.1	Allseas undertakes to provide sufficient personnel at all times to ensure the performance and Successful Completion of the PMTS in accordance with the provisions of this Agreement. All persons employed on the PMTS must be competent, properly qualified, skilled and experienced in accordance with Good Industry Practice. Allseas must verify all relevant qualifications of such personnel.

6.2	DeepGreen may instruct Allseas to remove any person engaged in any part of the PMTS who in the reasonable opinion of DeepGreen is:

(a)	incompetent or negligent in the performance of the duties;

(b)	engaged in activities which are contrary or detrimental to the interests of DeepGreen; or

(c)	not complying with any health, safety and environment processes set out in this Agreement or persist in any conduct likely to be prejudicial to safety, health or the environment.

Any such person must be removed without delay and must not be engaged again in the PMTS or on any other work for DeepGreen without the prior approval of DeepGreen.

7	PERMITS, LICENCES AND COMPLIANCE WITH LAW

7.1	Allseas must comply, and must ensure that all Subcontractors comply, with all applicable laws (national or international), including all rules and regulations of any government authority or regulatory body (including the ISA) having jurisdiction over the PMTS, sites where the PMTS is being designed and developed, or any goods or materials (to the extent relevant) that will be delivered or provided under this Agreement in connection with the PMTS.

7.2	Without prejudice to clause 7.1, Allseas must carry out its obligations under this Agreement so as not to cause or contribute to any breach by DeepGreen of any law or any obligation to the ISA that has been communicated to Allseas.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

7.3	Allseas must, at its own cost, obtain all licenses, permits, consents and authorizations that are required by the applicable laws, rules and regulations governing the construction and operation of the PMTS other than as provided in this clause 7.3. Allseas must ensure that all such licenses, permits, consents and authorizations remain in full force and effect for the duration of the performance of the PMTS. DeepGreen shall be responsible for all governmental and ISA permits, consents or authorization required in connection with operating the PMTS in the Worksite, removal of polymetallic manganese nodules from the Worksite, transport and importation of nodules to any onshore processing facility. DeepGreen shall also be responsible for submission of any required applications to the ISA, one year in advance of the proposed testing schedule.

7.4	If there are other licenses, permits, consents and authorizations that can only be legally obtained by DeepGreen (other than ISA authorizations), Allseas must give notice of this to DeepGreen in good time so as to ensure that such are able to be obtained well in advance of the time they are needed in order not to delay the performance of any part of the PMTS or the Project. Allseas must provide such reasonable assistance as may be requested by DeepGreen.

7.5	Allseas will save, indemnify and hold harmless DeepGreen Group from and against any Claims by reason of a failure of Allseas or its Subcontractors to comply fully with its obligations under this clause 7. DeepGreen will save, indemnify and hold harmless Allseas Group from and against any Claims by reason of negligence, willful misconduct or breach of law.

8	FUTURE USE OF [***]

8.1	Allseas acknowledges and accepts that DeepGreen is developing additional mineral exploration areas and may wish to use [***] in respect of applications for future Exploitation Contracts or mining licenses within such areas.

8.2	If applicable, the Parties agree to use all reasonable endeavours to reach an agreement which shall permit DeepGreen to order the modification and deployment of [***] for any such future site as and when requested by DeepGreen, provided that the Parties shall also then agree on how [***], provided in no event shall DeepGreen be liable for any costs in excess of Allseas direct costs and expenses.

9	INSPECTION AND TESTING

9.1	To confirm that the requirements of this Agreement are met, DeepGreen shall have the right, but not the obligation, at all reasonable times to examine and inspect the PMTS and all documentation relating thereto. Allseas will render such reasonable assistance (including access to DeepGreen to any premises at which the PMTS is being designed and developed, maintained, tested or stored) as may be required to facilitate such inspection. Allseas must without delay and at its own cost and expense take whatever remedial action DeepGreen deems necessary to remedy any Defect identified as a result of such inspection and ensure compliance.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

9.2	Any inspection or examination (or failure to do so) carried out under this clause 9 does not relieve Allseas of any of its obligations under this Agreement.

10	WARRANTY

10.1	Allseas warrants and guarantees that it will design, develop, engineer and commission the PMTS in accordance with the provisions of this Agreement.

11	CHANGES

11.1	DeepGreen has the right to issue instructions to Allseas at any time to make any changes to the PMTS (including any additions or reductions to Annex 1: Design Specifications for PMTS or changes to Annex 3: Programme) which are within the capability and resources of Allseas. The right to instruct changes includes any changes that DeepGreen deems necessary in commissioning and operating the PMTS. Any change in applicable laws or regulations, or requirements of the ISA which are announced after the Effective Date and require additional time or resources shall entitle Allseas to request a Change Order.

11.2	Prior to issuing a change to the PMTS, DeepGreen may require Allseas to provide promptly and at the latest within five (5) days of receipt of DeepGreen’s request the information regarding the effects of the change on the PMTS, including on Annex 3: Programme.

11.3	Allseas must not proceed with any change unless such change has been authorized in writing by DeepGreen through a Change Order. Allseas must comply with the Change Order without delay.

11.4	Any adjustment to the Success Fee resulting from any change will be made by mutual agreement between the Parties.

11.5	Allseas is not entitled to any additional payment if DeepGreen requests Allseas to perform remedial work due to any Defect or if the relevant change is due to a default on the part of Allseas. Changes caused by circumstances for which Allseas is responsible will not entitle Allseas to any changes to this Agreement.

12	INVOICING AND PAYMENT

12.1	In consideration of the complete and successful delivery of the PMTS by Allseas under this Agreement, DeepGreen agrees to pay Allseas the Success Fee.

12.2	Allseas must submit its invoice no later than thirty (30) days following Successful Completion, and DeepGreen shall make the payments in accordance with Annex 2 within 30 days thereafter.

12.3	All payments contemplated under this Agreement are inclusive of VAT and all other local taxes, duties and charges, which shall be charged by and accounted to the relevant tax authority by Allseas as required under prevailing legislation.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

12.4	DeepGreen may deduct from any payment becoming due to Allseas:

(a)	all costs, charges, damages, expenses and other moneys which are payable by or to be reimbursed by Allseas to DeepGreen under the provisions of this Agreement; and

(b)	any other amount which DeepGreen is entitled to deduct or withhold under this Agreement.

12.5	If DeepGreen at any time incurs costs which it is entitled to recover from Allseas, DeepGreen may invoice Allseas for such costs, provided always that DeepGreen may deduct the amount of such costs from any amount due hereunder. Allseas must pay DeepGreen within thirty (30) days of receipt of invoice any sums outstanding.

12.6	Notwithstanding anything to the contrary in this Agreement, wherever a Party is entitled to recover from another Party any costs incurred, then the amount of such costs shall not include an element of profit.

13	PAYMENT OF SUBCONTRACTORS

13.1	Allseas must pay, in a timely manner, all Subcontractors engaged in respect of the PMTS.

13.2	Allseas saves, indemnifies, defends and holds DeepGreen harmless from and against any Claims which arise in connection with any failure by Allseas to pay to any of its Subcontractors any amount due to such Subcontractors.

13.3	If Allseas fails to pay any amounts properly owing to a Subcontractor as and when they fall due, then DeepGreen may upon 30 days notice to Allseas withhold from any payment otherwise due to Allseas any amount which DeepGreen reasonably believes to be owing but unpaid to such Subcontractor and pay the amount withheld to such Subcontractor.

13.4	DeepGreen must pay, in a timely manner, all of its subcontractors engaged in interfacing with the PMTS.

13.5	DeepGreen saves, indemnifies, defends and holds Allseas harmless from and against any Claims which arise in connection with any failure by DeepGreen to pay to any of its subcontractors any amount due to such Subcontractors.

14	NO AGENCY, PARTNERSHIP OR JOINT VENTURE

14.1	For the avoidance of doubt, and regardless of any other arrangements between the Parties, this Agreement shall not constitute a partnership, agency arrangement or joint venture with respect to the development, use or deployment of the PMTS or any other matter contemplated hereunder.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

15	SUCCESSFUL COMPLETION

15.1	Allseas shall deliver the PMTS in accordance with the dates and milestones set out in this Agreement, including as may be specified in Annex 3: Programme.

Successful Completion shall require the completion of the following activities:

(a) pre-commissioning tests, which shall include the appropriate inspections and (“dry” or “cold”) functional tests to demonstrate that each item of PMTS can safely under-take the next stage,

(b) commissioning tests, which shall include the specified operational tests to demonstrate that the PMTS can be operated safely and as specified, under all available operating conditions; and

(c) trial operation, which shall demonstrate that the PMTS can perform reliably and in accordance with this agreement.

During trial operation, when the PMTS is operating under stable conditions, Allseas shall give notice to DeepGreen that the PMTS is ready for any other tests, including performance tests to demonstrate whether the PMTS conforms with criteria specified in Annex 1: Design Specifications.

15.2	Where Allseas considers that the PMTS has been completed in accordance with Annex 1: Design Specifications for PMTS and has satisfactorily passed any final test that may be prescribed in this Agreement, Allseas must notify DeepGreen and request the issue of a Completion Certificate.

15.3	DeepGreen must independently evaluate such results to ensure that Successful Completion has occurred, and upon such verification as soon as reasonably practicable and in any event within [***] either.

(a)	issue to Allseas a Completion Certificate in respect of the whole or the relevant part of the PMTS; or

(b)	notify Allseas of any Defects in all or any relevant part of the PMTS.

15.4	Any notice issued under clause 15.4(b) will include details of the specific nature of each Defect and will specify the part or parts of this Agreement containing the obligations which Allseas has failed to meet. Allseas must on receipt of any such notice promptly correct all Defects. When it has completed such correction, it must notify DeepGreen in accordance with clause 15.1.

16	DATA AND INFORMATION

16.1	Allseas must provide to DeepGreen all relevant data and information with respect to the design, construction, performance and likely environmental impacts of the PMTS, including environmental data, performance results, and any other information required by the ISA and reasonably requested by DeepGreen to understand the performance parameters of the PMTS. Allseas shall provide reasonable assurances with respect to the accuracy, sufficiency and completeness of such data provided.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

16.2	DeepGreen shall be entitled to review documents, reports, data, or other information generated in connection with the development, testing and operation of the PMTS as required to verify the performance of the PMTS.

17	TERMINATION AND DEFAULT

17.1	Both Parties have the right, by written notice to the other Party to terminate all or any part of this Agreement as considered necessary for any or all of the following reasons:

(a)	subject to clause 17.2 in the event of a material default by either Party;

(b)	in the event of the other Party suffering an Insolvency Event.

17.2	In the event of material default on the part of either Party, and before the issue of a notice of termination of this Agreement, the non-defaulting Party will give notice of default giving details of such default. The defaulting Party must as soon as possible remedy such default at its own cost. If the defaulting Party upon receipt of such notice does not commence and thereafter continuously proceed with satisfactory action to remedy such default (or where the default is not capable of being remedied) then the non-defaulting Party may:

(a)	issue a notice of termination in accordance with the provisions of clause 17.1; or

(b)	specifically in the event of material default by Allseas perform or cause to be performed by a third party Allseas’s obligation in default and all costs will be recoverable from Allseas from any sums of money due or that may become due to Allseas under this Agreement. With the exception of (i) indemnity obligations under this Agreement, and (ii) the recovery from Allseas of any sums paid under this Agreement, DeepGreen shall not otherwise be entitled to recover any other costs or damages from Allseas in respect of termination of this Agreement whether under contract, tort or otherwise at law.

17.3	In the event of termination of this Agreement in accordance with clause 17.1 as a result of default by Allseas, the following conditions apply:

(a)	Allseas ceases to be entitled to receive any monies on account of this Agreement; except as set out in Annex 2: Success Fee for that part of the PMTS completed in accordance with this Agreement up to the date of termination; and

(b)	any additional costs reasonably incurred by DeepGreen as a direct result of Allseas’s default or other events giving rise to termination are recoverable from Allseas but always limited to deductions from the Success Fee (both shares and cash components) due in accordance with this Agreement. In the event of any dispute on valuation of the DeepGreen shares, the Parties will arrange an independent valuation.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

17.4	Termination of this Agreement (whether under this clause 17 or any other provision of this Agreement) will be without prejudice to any rights or remedies that may have accrued to either Party prior to such termination.

17.5	The Parties acknowledge that in the Strategic Alliance Agreement a mutual agreement was reached providing that DeepGreen shall source an initial Pilot Mining Test System from Allseas. In the event of termination pursuant to this clause 17, DeepGreen shall no longer have any obligation to source a PMTS from Allseas and shall be free to negotiate with third party providers for such a system.

17.6	Notwithstanding any other provision of this agreement, in the event of a termination by DeepGreen as a result of a material default by Allseas , or if Allseas terminates this agreement before Successful Completion for any reason other than a material default by DeepGreen, or either of DeepGreen or DeepGreen Metals suffering an Insolvency Event, Allseas shall, at its sole election:

(a)	acquire an additional [***] shares in DeepGreen for a consideration of US$[***]; or

(b)	sell no less than [***] shares in DeepGreen to DeepGreen for US$[***] in total consideration.

18	ENVIRONMENT, HEALTH AND SAFETY

18.1	Allseas must deliver the PMTS in a manner that gives priority to safety in order to protect life, health, property and environment. Allseas is at all times responsible for the management and control of health, safety, security and environmental issues related to the delivery, commissioning, testing and operation of the PMTS and must protect the environment, health and safety of the personnel and the property of Allseas, of its Subcontractors, and DeepGreen Group.

18.2	Allseas acknowledges and accepts that the ISA, and DeepGreen and Allseas health, safety, environment and quality policies and requirements and local applicable law may apply to the development and performance of the PMTS; Allseas agrees to strictly observe the applicable standards and to ensure that its personnel are trained to the applicable set of standards.

18.3	Allseas shall take all reasonable steps to protect the environment (both on and off its work site and the test site) and to limit damage and nuisance to people and property resulting from pollution, noise and other results of its operations to a level as low as reasonably practical. Allseas shall ensure that it prevents unacceptable emissions, discharges and effluent from its activities.

18.4	Allseas shall provide monthly environmental, health and safety information associated with the performance of the PMTS.

18.4	Allseas shall notify DeepGreen immediately of any unplanned incident arising from Allseas’s or its Subcontractor’s activities which has caused, had the potential to cause, or could in the future cause:

(i)	any PMTS related injury or illness to a DeepGreen, Allseas or Subcontractor employee or third party; or

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

(ii)	any damage to, or loss of DeepGreen, Allseas, Subcontractor or third party assets; or

(iii)	harm to the environment.

Allseas shall confirm the notification of such incidents to DeepGreen Representative or to the nominated deputy as the case may be, within twenty four (24) hours of the incident.

18.5	DeepGreen shall have access at all reasonable times to the facilities, equipment, material, personnel and records of Allseas and its Subcontractors to audit any or all of its and their business management systems as appropriate to review compliance with this Agreement. Reasonable recommendations arising from such audits shall be implemented by Allseas within a timescale agreed between DeepGreen and Allseas. Allseas shall similarly enforce any recommendations made by DeepGreen in respect of any Subcontractor.

19	TRANSPORT OF GOODS AND EQUIPMENT

19.1	Allseas shall be responsible for packing, loading, transporting, receiving, unloading, storing and protecting the PMTS and other things required for the testing, commission, and storing the PMTS; and Allseas shall indemnify and hold DeepGreen harmless against and from all damages, losses and expenses (including legal fees and expenses) resulting from the transport of the PMTS, and shall negotiate and pay all claims arising from such transport.

19.2	Allseas shall be responsible for collecting and managing any materials generated by the PMTS and transporting such materials to a location requested by DeepGreen. For the avoidance of doubt such materials shall be the exclusive property of DeepGreen. Allseas shall comply with any sample or material handling procedures instructed by DeepGreen from time to time.

20	OWNERSHIP, LIENS

21	Title to any deliverables or outputs in or arising from the performance or utilization of the PMTS (including any data, drawings, reports and technical documents) will vest in and be held by Allseas, provided however that DeepGreen personnel shall be entitled to witness, and examine all aspects of the development of the PMTS. The risk of loss or damage to the PMTS remains with Allseas and Allseas remains responsible for the PMTS in accordance with the terms of this Agreement.

For the avoidance of doubt, DeepGreen shall be entitled to submit all data, drawings, reports and other technical documents to the ISA without restriction and under any terms as may be required by the ISA to meet applicable regulatory requirements concerning the pilot mining test project.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

21	INTELLECTUAL PROPERTY

21.1	Nothing in this Agreement affects a Party’s title to its Background Intellectual Property.

21.2	Allseas shall be entitled to exclusive ownership of any new intellectual property developed in connection with the design, engineering and development of the PMTS.

21.3	In the event that Allseas commercializes a future PMTS or related system based upon the Background Intellectual Property provided by DeepGreen, it shall negotiate in good faith a fair and reasonable royalty right to DeepGreen for the use of such Background Intellectual Property.

22	TAXATION

22.1	Allseas is responsible for:

(a)	the payment of all taxes, duties, levies, charges and contributions (and any related interest or penalties) for which Allseas is liable as imposed by any appropriate governmental authority, whether or not they are calculated by reference to the wages, salaries, benefits or expenses and other remuneration paid directly or indirectly to persons engaged or employed by Allseas;

(b)	the payment of all taxes, duties, levies, charges and contributions (and any related interest or penalties) including but not limited to income, profits, corporation taxes and taxes on capital gains, turnover and added value taxes for which Allseas is liable, now or hereafter levied or imposed by any appropriate governmental authority arising from this Agreement; and

(c)	compliance with all statutory obligations to make deductions on account of tax and remit the required amounts to any appropriate governmental authority including, but not limited to income tax, PAYE, national insurance, employee taxes, charges, social security costs, levies and contributions whether or not they are measured by the wages, salaries or other remuneration or benefits paid to persons employed by Allseas, or persons providing services in connection with this Agreement to Allseas, and the imposition of a similar obligation upon all Subcontractors or any other persons employed by them or providing services to them in connection with this Agreement; and

(d)	ensuring that any Subcontractor or any other person employed or providing services on or in connection with this Agreement shall comply with this clause.

22.2	Allseas must supply to DeepGreen all such information, in connection with activities under this Agreement, as is necessary to enable DeepGreen to comply with the lawful demands for such information by the ISA or any appropriate governmental authority.

22.3	Allseas saves, indemnifies, defends and holds harmless DeepGreen against all levies, charges, contributions and taxes of the type referred to in this clause and any interest or penalty thereon which may be assessed, by any appropriate governmental authority, on Allseas Group in connection with this Agreement and from all costs reasonably incurred in connection with it.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

22.4	If DeepGreen receives a notice requiring it to pay any levies, charges, contributions or taxes of the types referred to in this clause and/or any interest or penalty thereon whether with respect to Allseas, any Subcontractor, their respective Affiliates or any other person employed by Allseas or any Subcontractor or providing any services to Allseas or any Subcontractor in connection with this Agreement, DeepGreen shall forthwith notify Allseas who must work with DeepGreen to make all reasonable endeavours to make any valid appeal against such payment. If DeepGreen is ultimately required to make such payment, DeepGreen may recover from Allseas any such sums and all costs reasonably incurred in connection therewith and Allseas shall within fourteen (14) days of receiving written notice from DeepGreen pay to DeepGreen any such sum or DeepGreen will be entitled to deduct such sums from any monies due, or which may become due, to Allseas.

22.5	DeepGreen shall be responsible for any taxes, levies, duties, royalties, or any other payments due to any appropriate governmental or International authority, in respect of any nodules or other material mined or removed from the seabed pursuant to this Agreement. The provisions of 22.3 and 22.4 shall apply mutatis mutandum.

22.6	Notwithstanding any other provisions of this Agreement, the liabilities and obligations incumbent upon DeepGreen and Allseas under this Clause 22 shall survive in full force and effect notwithstanding termination of this Agreement or Successful Completion.

23	AUDIT AND STORAGE OF DOCUMENTS

23.1	During the course of the contract and for a period ending six (6) years thereafter, DeepGreen or its duly authorized representative (including a well-reputed third party auditor appointed by DeepGreen at its own cost) has the right to audit at all reasonable times and, upon request, take copies of all of Allseas’s records (including data stored on computers) books, personnel records, accounts, correspondence, memoranda, receipts, vouchers and other papers of every kind relating to any provision of this Agreement under which Allseas has obligations the performance of which is capable of being verified by audit.

23.2	Allseas must co-operate fully with DeepGreen and/or its representatives in the carrying out of any audit required by DeepGreen and must provide all necessary assistance (including making Allseas’s personnel and facilities available on request) to the auditors. DeepGreen will conduct any audit in a manner which will keep to a reasonable minimum any inconvenience to Allseas.

23.3	Allseas must obtain equivalent rights of audit to those set out above in this clause from all Subcontractors and will cause such rights to extend to DeepGreen.

23.4	Allseas must keep and maintain books, records, personnel, accounts, correspondence, vouchers, receipts, dockets and other documents of every kind (including those which are stored on computers) relating to this Agreement for a period of six (6) years after the date of Successful Completion.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

24	ASSIGNMENT AND SUBCONTRACTING

24.1	No work, including any design, construction, engineering, monitoring, testing or commissioning of the PMTS may be subcontracted or assigned in whole or in part without DeepGreen’s prior written approval which shall not be unreasonably withheld.

24.2	Notwithstanding the terms of any Subcontract, Allseas shall remain liable to DeepGreen for the full performance of all of Allseas’s obligations under this Agreement and shall be accountable for the acts and omissions or default of all of its Subcontractors.

24.3	DeepGreen may with the prior consent of Allseas, which shall not be unreasonably withheld, assign or novate to any other party the whole or any part of this Agreement.

25	CONFIDENTIALITY

25.1	Allseas must at no time without the prior agreement of DeepGreen except as may be necessary to enable Allseas to perform its obligations under this Agreement, use, reproduce, copy, disclose to, place at the disposal of or use on behalf of any third party or enable any third party to use, peruse or copy any information including but not limited to drawings, data, and computer software which is provided to Allseas by or on behalf of DeepGreen Group in relation to this Agreement.

25.2	The provisions of clause 25.1 do not apply to information which:

(a)	is part of the public domain;

(b)	was in the possession of Allseas prior to award of this Agreement and which was not subject to any obligation of confidentiality owed to DeepGreen;

(c)	was received from a third party whose possession is lawful and who is under no obligation not to disclose;

(d)	is required to be disclosed in order to comply with the requirements of any law, rule or regulation or any governmental or regulatory body having jurisdiction over the PMTS or Allseas, or any relevant stock exchange; or

(e)	is used or disclosed by Allseas five (5) years or more after Successful Completion.

25.3	Allseas must ensure that the provisions of this clause 25 are incorporated in any Subcontract and that the officers, employees and agents of Allseas and its Subcontractors comply with it.

25.4	Allseas indemnifies, defends, and holds harmless DeepGreen Group for any breach of these confidentiality provisions contained in this clause 25.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

25.5	In respect of Allseas’s confidential information, being any information including but not limited to drawings, data, and computer software which is provided to DeepGreen by or on behalf of Allseas Group in relation to this Agreement, DeepGreen is entitled to:

(a)	disclose to and authorize use by DeepGreen Group;

(b)	disclose pursuant to any statutory or other legal requirements (such as by the ISA); and

(c)	subject to Allseas’s prior consent, which must not be unreasonably withheld or delayed, disclose to and authorize use by third parties to the extent necessary for Successful Completion or otherwise contemplated hereunder.

Notwithstanding the above, DeepGreen must, and must ensure that its officers, employees and agents take all reasonable measures to protect confidential information of Allseas concerning or arising from this Agreement for a period of five (5) years from the Effective Date and the provisions of 25.1 to 25.4 shall apply mutatis mutandum to Allseas confidential Information. For clarity, the provisions of this clause 25.5 do not apply to information which vests in DeepGreen in accordance with this Agreement.

DeepGreen shall have the right to disclose publicly any information relevant with respect to the PMTS and the activities contemplated herein. Allseas recognizes that such disclosures may make reference to the PMTS as a “DeepGreen- Allseas Pilot Test Mining” project. The Parties may discuss the disclosure of such information to the market.

26	INDEMNITIES

26.1	Indemnities provided by Allseas. Allseas releases and will save, indemnify, defend and hold DeepGreen Group harmless from and against any and all Claims arising in relation to this Agreement by reason of:

(a)	injury to, sickness of or death of any member of Allseas Group or its Subcontractors;

(b)	damage to, loss of or destruction of any property owned or hired by, leased or contracted to, Allseas Group or its Subcontractors; and

(c)	Pollution which originates from the vessels or equipment or the premises owned or leased or otherwise controlled by Allseas Group or its Subcontractors arising from, relating to or in connection with the performance or non-performance of this Agreement, to the fullest extent permitted by law.

26.2	Indemnities provided by DeepGreen. DeepGreen releases and will save, indemnify, defend and hold Allseas Group harmless from and against any and all Claims arising in relation to this Agreement by reason of:

(a)	injury to, sickness of or death of any member of DeepGreen Group or any personnel of any subcontractor of DeepGreen Group or any person working under a contract with the DeepGreen Group; and

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

(b)	damage to, loss of or destruction of any property owned or hired by, leased or contracted to DeepGreen Group or any of its subcontractors (with the exclusion of any Allseas property referenced in 26.1 (b),

(c)	Pollution which originates from the vessels or equipment, or the premises owned or leased or contracted by or otherwise controlled by DeepGreen Group (with the exclusion of any Allseas property referenced in 26.1(b)), arising from, relating to or in connection with the performance or non-performance of this Agreement, to the fullest extent permitted by law.

26.3	Subject to clause 26.6, all exclusions and indemnities given under this clause 26 apply irrespective of cause and notwithstanding the negligence or breach of duty (whether statutory or otherwise) of the indemnified Party or any other entity or party and shall apply irrespective of any claim in tort, under contract or otherwise at law.

26.4	If either Party becomes aware of any incident likely to give rise to a claim under the above indemnities, it shall notify the other and both Parties shall co-operate fully in investigating the incident.

26.5	The indemnities given by the Parties under this Agreement are full and primary, and shall apply irrespective of whether the indemnified Party has, or has not, insurance in place relating to any claims, losses, damages, costs, expenses and liabilities in respect of the subject matter of any indemnity given under this Agreement.

26.6	Each Party expressly agrees that the indemnities set out in this clause 26 do not extend to criminal prosecution, Willful Misconduct, fine or penalty arising from, relating to or in connection with the performance or non-performance of this Agreement.

27	EXCLUSION OF CONSEQUENTIAL LOSS

27.1	Subject to clause 27.2 and any liquidated damages, neither Party is liable to the other for, and each Party waives and releases the other from any Claim for Consequential Loss arising from, relating to or in connection with this Agreement, (including any Consequential Loss that may be suffered by the Parties’ respective Groups).

27.2	Nothing in clause 27 relieves a Party from:

(a)	indemnities given under clause 26;

(b)	any liability under clauses 13.2, 22, 25 and 32;

(c)	where relevant, any liability for any predetermined termination fees or delay, performance or liquidated damages provided for in this Agreement or general damages in the event that for any reason such liquidated damages are not enforceable;

(d)	any liability in relation to any Claim of a third party under any applicable law;

(e)	any liability arising from fraud, fraudulent misrepresentation or Willful Misconduct.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

28	LIMITATION OF LIABILITY

28.1	Except for indemnity obligations and the provisions of clause 17.6, Allseas’ obligations and liabilities under this Agreement or arising out of or related to the performance of the Agreement, whether in contract, tort or otherwise at law, shall always be limited to forfeiture of the amounts to be paid by DeepGreen under Annex 2 below.

28.2	Except for indemnity obligations, DeepGreen’s obligations and liabilities under this Agreement or arising out of or related to the performance of the Agreement, whether in contract, tort or otherwise at law, shall always be limited to forfeiture of the amounts to be paid by DeepGreen under Annex 2 below.

29	INSURANCES

29.1	Allseas must, as a minimum, take out and maintain all insurances as set out in this clause 29. All such insurances shall be placed with reputable and substantial insurers, satisfactory to DeepGreen, and shall for all insurances (including insurances provided by Subcontractors), other than employers’ liability insurance/workmen's compensation, to the extent of the liabilities assumed by Allseas under this Agreement, include DeepGreen Group as additional insured. All insurances required under this clause 29 shall be endorsed to provide that underwriters waive any rights of recourse, including in particular subrogation rights against DeepGreen Group to the extent of the liabilities assumed by Allseas under this Agreement. Such insurances must also, where possible, provide that DeepGreen shall be given not less than thirty (30) days’ notice of cancellation of or material change to the cover. The provisions of this clause 29 shall in no way limit the liability of Allseas under this Agreement.

29.2	The insurances required to be effected under clause 29.1 are as follows (to the extent that they are relevant to the PMTS):

(a)	Employers’ Liability and/ or (where the jurisdiction of where the PMTS is to be performed or under which the personnel employed requires this) Workmen's Compensation insurance covering personal injury to or death of the personnel of Allseas engaged in the performance of the PMTS to the minimum value required by any applicable legislation including extended cover (where required) for working offshore or such greater sum of US$[***] per claim;

(b)	general third party liability insurance for any incident or series of incidents covering the operations of Allseas in the performance of this Agreement, with a limit not less than US$[***] per claim;

(c)	third party and passenger liability insurance and other motor insurance as required by applicable law but with a limit not less than US$[***] per claim;

(d)	insurance covering Allseas’s own property, equipment, materials owned, hired, leased or used by Allseas for the purpose of this Agreement, with a limit not less than US$[***] per claim;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

(e)	insurance covering the PMTS and related systems necessary to support the PMTS (such as supply and services vessels) up to a value of US$60,000,000, and

(f)	any additional insurance required by any applicable law or reasonably necessary to comply with the obligations set forth herein.

29.3	In addition to the insurances to be obtained by Allseas pursuant to this clause 29 Allseas may obtain such additional insurances at its own cost as it deems necessary to cover the liabilities it has assumed under this Agreement.

29.4	Allseas acknowledges and agrees that the insurances maintained under this Agreement are primary to the indemnities contained in this Agreement. DeepGreen will not be required to enforce the indemnities in this Agreement as a pre-condition to claiming the same loss under the insurances.

29.5	Allseas will, at the request of DeepGreen, provide for inspection copies of certificates of currency in respect of the insurances required to be taken out by Allseas.

29.6	DeepGreen must, as a minimum, take out or ensure its subcontractors or any personnel under contract directly or indirectly to the DeepGreen Group, or any other member of the DeepGreen Group maintain insurances as set out in this clause 29.6. All such insurances shall be placed with reputable and substantial insurers, satisfactory to Allseas, and shall for all insurances (including insurances provided by subcontractors), other than employers’ liability insurance/workmen's compensation, to the extent of the liabilities assumed by DeepGreen under this Agreement, include Allseas Group as additional insured. All insurances required under this clause 29.6 shall be endorsed to provide that underwriters waive any rights of recourse, including in particular subrogation rights against Allseas Group to the extent of the liabilities assumed by DeepGreen under this Agreement. Such insurances must also, where possible, provide that DeepGreen shall be given not less than thirty (30) days’ notice of cancellation of or material change to the cover. The provisions of this clause 29 shall in no way limit the liability of DeepGreen under this Agreement.

(a)	Employers’ Liability and/ or (where the jurisdiction of where the PMTS is to be performed or under which the personnel employed requires this) Workmen's Compensation insurance covering personal injury to or death of the personnel of DeepGreen Group or its subcontractors of any tier, engaged in the performance of the PMTS to the minimum value required by any applicable legislation including extended cover (where required) for working offshore or such greater sum of US$5,000,000 per claim;

(b)	general third party liability insurance for any incident or series of incidents covering the operations of DeepGreen Group or its subcontractors of any tier, in the performance of this Agreement, with a limit not less than US$5,000,000 per claim;

(c)	P&I insurance in respect of any vessel chartered by DeepGreen Group or by any of its subcontractors of any tier, in connection with the Agreement, and any additional insurance required by any applicable law or reasonably necessary to comply with the obligations set forth herein.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

30	HAZARDOUS SUBSTANCES

30.1	Allseas must ensure that all materials, including any hazardous, toxic or corrosive substances provided in connection with the PMTS comply with all ISA guidelines and regulations as provided by DeepGreen, and all applicable laws.

30.2	Allseas undertakes not to utilize hazardous ingredients if they can be substituted by a substance which is not hazardous, less hazardous or less noxious than the one being used.

31	COMPLIANCE WITH INSTRUCTIONS FROM DEEPGREEN AND THE ISA

31.1	Allseas acknowledges that testing the PMTS shall occur in international waters governed by the ISA. The ISA has exclusive regulatory authority concerning the form and conduct of any pilot test mining activities and Allseas agrees to work with DeepGreen and comply with any instructions received from DeepGreen (or from the ISA) in connection with its activities in the testing and commissioning the PMTS.

32	BUSINESS ETHICS

32.1	Each party undertakes and warrants to the other that neither it nor any member of its Group, nor any agent, consultant or other intermediary acting on behalf of its Group, will directly or indirectly, in relation to this Agreement, give, promise or attempt to give, or approve or authorize the giving of, anything of value to:

(a)	any employee, officer or director of or any person representing the party;

(b)	any other person, including any Public Official;

(c)	a charitable or other organization, or an officer, director or employee thereof, or any person acting directly or indirectly on behalf of the same,

for the purpose of (i) securing any improper advantage for Allseas or DeepGreen Group; (ii) inducing or influencing that Public Official improperly to take any action or refrain from taking any action in order for either Party’s Group to obtain or retain business, or to secure the direction of business to either Group, or (iii) inducing or influencing that Public Official to use his/her influence with any Government or public international organization, or any or any department, agency or other instrumentality thereof, for any such purpose.

32.2	Each party further warrants and undertakes to the other that:

(a)	to the best of its knowledge, neither it nor any of its Affiliates, officers, directors, shareholders, employees, or agents or other intermediaries, or any other person acting directly or indirectly on its behalf, has carried out any of the actions described in clause 32.1, above; and,

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

(b)	the persons described in paragraph (a) above, will comply with the provisions of this clause 32.

32.3	Each party warrants and undertakes to the other that it shall maintain adequate records in order to be able to verify its compliance with the provisions of this clause 32.

32.4	Each party saves, indemnifies, defends and holds harmless the other from all fines, penalties, Claims and all associated expenses arising out of or resulting from the violation by such party of any of its obligations in this clause 32.

32.5	Before the award of any Subcontract, Allseas must procure a warranty in the same terms as set out in clause 32.2 from such Subcontractor in favour of DeepGreen.

33	FORCE MAJEURE

33.1	Except as provided in clause 33.2 and 33.3 below, Allseas shall be deemed to have obtained all necessary information as to risks, contingencies and other circumstances which may influence or affect the PMTS; and by signing this agreement, Allseas accepts responsibility for having foreseen all difficulties and costs of successfully completing the PMTS; and the Success Fee shall not be adjusted to take account of any unforeseen difficulties or costs.

33.2	Neither Party will be liable to the other Party for any failure to fulfil any term or condition of this Agreement if and to the extent that such fulfilment has been delayed or temporarily prevented by occurrence of a Force Majeure event which is beyond the control and without the fault or negligence of the Party affected and which, by the exercise of reasonable diligence, the affected Party is unable to protect against.

33.3	For the purposes of this Agreement only the following occurrences are deemed force majeure (Force Majeure):

(a)	war, civil war, acts of terrorism or armed conflict;

(b)	nuclear, chemical or biological contamination;

(c)	national strikes or lock outs or other national industrial disputes but excluding any industrial disputes or strikes involving only the workforce of the affected Party or any of its subcontractors;

(d)	earthquake, flood, fire, explosion and/or other natural physical disaster, but excluding weather conditions as such, regardless of severity;

(e)	changes to applicable legislation preventing development and delivery of the PMTS in entirety.

33.4	Where an event of Force Majeure occurs, the affected Party must notify the other Party without delay and give full particulars of the event. Save as expressly provided in this Agreement, no payments of whatever nature will be payable in respect of a Force Majeure occurrence and each Party will bear its own costs arising from this event.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

33.5	The Party claiming to be prevented or delayed in the performance of any of its obligations under this Agreement by reason of Force Majeure will use all reasonable endeavors to bring the Force Majeure event to a close or to find a solution in the event of continuance of the Force Majeure event.

34	GOVERNING LAW AND LANGUAGE

34.1	This Agreement and all questions arising in connection with it are governed by and will be construed in accordance with the laws in force in England and Wales.

34.2	A dispute, difference or claim whatsoever arising in connection with this Agreement which cannot be resolved amicably by the Parties may be referred by either Party to arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce then in force. The arbitration will be conducted on the following basis:

(a)	the venue of arbitration must be London;

(b)	the arbitration will be conducted in the English language; and

(c)	unless the remainder of this paragraph (c) applies, three arbitrators will be appointed by agreement between the Parties. The Party wishing to refer a dispute to arbitration must appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint is arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days so specified. If the other Party does not appoint its own arbitrator and does not give notice that it has done so within the 14 days, the Party referring the dispute to arbitration may, without the requirement of any further prior notice to the other Party appoint its arbitrator as the sole arbitrator and will advise the other Party accordingly. The award of a sole arbitrator will be binding on both Parties as if the arbitrator had been appointed by agreement.

Nothing in this clause 34 prevents a party from obtaining injunctive, declaratory or other interlocutory relief from a court which may be urgently required.

35	GENERAL

35.1	Acts and omissions of Allseas Group. Allseas is responsible under this Agreement for all acts and omissions of Allseas Group as if they were the acts and omissions of Allseas. DeepGreen is responsible under this Agreement for all acts and omissions of DeepGreen Group as if they were the acts and omissions of DeepGreen.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

35.2	Notices. Except as otherwise stated in this Agreement, any notice in respect of this Agreement must be in the English language, given in writing and delivered by hand, or sent by email or by post to the relevant address specified in the Form of Agreement and copied to such other office or offices of the Parties as are from time to time nominated by them in writing to the other. Any such notice will be effective:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by email, at the time of transmission unless received after the close of the recipient’s normal business hours or on a non-working day, in which case it is effective on the next business day following the date of sending; and

(c)	if sent by post, fifth working day after the date of posting.

35.3	Entire Agreement. To the extent permitted by law, in relation to its subject matter, this Agreement embodies the entire understanding of the Parties concerning the PMTS and constitutes the entire terms and conditions agreed by the Parties; and supersedes any prior written or other agreement of the Parties.

35.4	Amendments. Unless otherwise provided in this Agreement no amendment or addition to this Agreement shall be binding on the Parties unless in writing and signed on behalf of each Party.

35.5	Nature of relationship between the Parties.

35.5.1	Except as expressly stated otherwise in this Agreement, the obligations and liabilities of the Parties pursuant to this Agreement are severable and neither joint nor joint and severable and each Party is responsible only for its individual obligations hereunder.

35.5.2	Allseas is an independent contractor and neither it nor any of its personnel or Allseas will be, or be deemed to be: (i) in partnership or in a joint venture relationship with DeepGreen; or (ii) an employee, servant or agent of DeepGreen.

35.6	Counterparts. This Agreement may be executed in any number of counterparts each of which when executed and delivered will be an original and all the counterparts together will constitute one and the same instrument.

35.7	Illegality. Any provision in this Agreement which is illegal, void or unenforceable will be ineffective to the extent only of such illegality, voidness or unenforceability and such illegality, voidness or unenforceability will not invalidate any other provision of this Agreement. If the removal of a clause or part of a clause under this clause materially alters the commercial allocation of benefit and risk (or management of risk) under this Agreement, the Parties agree to negotiate in good faith to amend or modify the terms of this Agreement as may be necessary or desirable having regard to the original terms of the bargain and the prevailing circumstances.

35.8	Survival. Provisions in this Agreement which for any reason require action or forbearance after termination, including but not limited to provisions of liabilities, indemnities, warranties and confidentiality, shall remain in full force and effect regardless of termination.

35.9	Expenses. Each Party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

ANNEX 1 – DESIGN SPECIFICATIONS FOR PMTS

Pilot Mining Test Agreement

Design Requirements

(1)	Operating Environment & Pilot Test Mining Site

(a)	The PMTS and the commercial production system will need to operate in the NORI Area environment with the following salient characteristics:

a.	Depth – between [***] and [***] water depth

b.	Slope – up to [***] seabed slope

(b)	DeepGreen has allocated a [***] representative test site within its NORI Area D. All survey data gathered on the test site by DeepGreen to date, and in future during the term of this Agreement, shall be provided to Allseas. For the avoidance of doubt, the test site may change depending on technical and operational considerations, provided however that the fundamental characteristics of the test site shall not be materialy different from the NORI Area D.

(2)	Mandatory production economics & system scaling

(a)	The PMTS needs to provide the data to validate the economic viability of Allseas’ first scalable production system to collect, lift and transport nodules to DeepGreen’s onshore processing facility. DeepGreen expects a scalable solution that will provide integrated production units at [***] Mt/annum of dry nodules, provided however that DeepGreen is open to discussion with Allseas to meet alternative production unit sizing depending on improved economic outcomes across the full DeepGreen operating system including onshore processing.

(b)	The preliminary economic assessment (PEA) for the first production system compiled for DeepGreen by an independent third party, AMC, in April 2019 is based on the production of [***]/annum of wet nodules and estimated an offshore capital cost of $US[***] and an operational cost of $US[***] of dry nodules ($US[***] wet), assuming a nodule abundance of 1[***], when delivered to a port in Mexico corresponding to $US [***] of dry nodules for collection, lifting and transhipment and $US[***] of dry nodules for shipping. Allseas to make reasonable efforts to meet or outperform the target values as defined in the preliminary economic assessment.

(c)	Onshore processing of nodules is a much higher CAPEX ($US[***]) than offshore collection and relies on standard size conventional equipment. The sizing of DeepGreen’s onshore processing and refining plant drives the sizing of the offshore collection and shipping system. Specifically, DeepGreen’s preliminary plant design relies on [***] furnace that processes [***]/annum of dry nodules. As a result, DeepGreen expects the offshore system to scale in increments of [***]/annum of dry nodules and reaching the target production rate of [***]/annum of dry nodules – subject to the completion of future studies, design and engineering to validate the optimized production throughput.

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(d)	Allseas shall demonstrate that the PMTS serves as the prototype for a bridge into a first production system, where the first production system shall target to deliver equivalent or superior economic performance to that stated within the DeepGreen PEA. Such demonstration shall take the form of designs, calculations, drawings, economic data models, all delivered to recognised international standards that may be, after mutual agreement, audited, checked and verified by one or more independent experts.

(3)	Mandatory environmental impact requirements

(a)	An important part of DeepGreen’s mission is to aggressively reduce environmental impacts of its operations over the project lifecycle from nodule collection on seabed floor to onshore processing and delivering product to customer door. DeepGreen has commissioned an independent consultant to conduct a preliminary life cycle analysis based on the PEA and is developing a preliminary assessment of expected impacts across key metrics: CO2 emissions, cumulative energy consumption, biodiversity impacts.

(b)	As a prototype of the first commercial offshore production system, the PMTS will need to have a life cycle analysis and special attention given to the following drivers of environmental impacts:

a.	PMTS fuel consumption – The PEA assumes [***] tonnes of fuel used per collected tonne of wet nodules. The PMTS would need to confirm that this assumption for the nodule collection system is correct and can be used for the life cycle analysis of the full scale system. Reasonable efforts to be made by Allseas to develop power efficient techniques and reduce the fuel consumption per collected tonne of nodules.

b.	PMTS plume generation and management – All reasonable means should be employed to minimise sediment plume generation and to ensure any plume generated settles rapidly to the sea-floor.

c.	Design should minimise release of oils and lubricants to the water and all subsea oils and lubricants to be biodegradable.

(4)	Mandatory product requirements

(a)	Minimum quantity of nodules: The PMTS shall consist of a system that can collect and lift [***] and store minimum quantity of [***] of nodules (wet) on a surface vessel and transport these nodules to the port of San Diego, California, USA, where they shall be off-loaded.

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(b)	Collected Nodule Dilution. The collected nodule grades are adversely affected by the presence of seabed mud and other soil particles. Reasonable endeavours shall be made to minimise the dilution of nodule particles by mud and other soil particles during the collection process.

(c)	Collected Particle Size Distribution. The particle size distribution of the collected nodules during the Pilot Test Mining project is an important measurement for the design of the onshore processing facilities and shall be carefully recorded. Reasonable endeavours shall be made to minimise the attrition of nodule particles during the collection process. Target attrition rate is <[***] (particle size distribution received topside > [***] of the measured seafloor particle distribution) and the rejection threshold allow for collection of nodules within the defined test area for the nodule collector. The nodule collection method shall aim not to show significant deviation in pick up efficiency based on nodule size that could result in deviating particle size distribution.

(5)	Mandatory ISA Regulatory Requirements

(a)	The Pilot Mining Test shall meet the specific recommendations of the International Seabed Authority, as elaborated in ISBA/19/LTC/8, “Recommendations for the guidance of contractors for the assessment of the possible environmental impacts arising from exploration for marine minerals in the Area” dated 1 March 2013 and available at https://ran-s3.s3.amazonaws.com/isa.org.jm/s3fs-public/files/documents/isba-19ltc-8_0.pdf (the “ISA Recommendations”). Appendix A provides a breakdown and scope demarcation between Allseas and DeepGreen to implement the specific recommendations of the ISA for exploration activities.

(b)	The Pilot Mining test shall include “Testing of all Components”. As per paragraph 23 of the ISA Recommendations that requires that “all components of the mining system will be assembled and the entire process of test mining, lifting minerals to the ocean surface and discharge of tailings will be executed. This test phase shall be monitored intensively”

(c)	During the conduct of the Pilot Mining test Allseas shall ensure all required data will be collected related to 1) the system performance and 2) monitoring of the “near field” environmental impact. Monitoring will be limited to sensors, instrumentation and sampling techniques that can be performed and operated from either the mining system, the ROV or the supporting surface vessel being either Lorelay or Fortitude, this scope excludes the use of AUVs.

(d)	During the conduct of the Pilot Mining test DeepGreen will monitor the environmental impact of the “far field” and all other monitoring requirements not covered under c). For this purpose a survey vessel outfitted with AUV capabilities is foreseen to be present in the field during operations.

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(e)	Allseas to provide the facilities for ISA observers and scientists to witness the pilot mining test and perform sampling and recording.

(f)	DeepGreen to contract the required scientists, marine biologists and research institutes and equipment to perform the required sampling and recording during the test and processing of the data upon completion of the test.

(g)	DeepGreen will undertake required environmental baseline data studies and pre and post Pilot Mining Test surveys and data collection.

(h)	DeepGreen will perform and submit the environmental impact assesments (EIA) to the ISA as part of the environmental management plan

(i)	Specific clarification on sub scopes are further defined in the demarcation table of Appendix A;

(i)	Required Activity Information - Paragraph 27 Requires a list of information that must be provided to the Secretarial General in connection with a mining test pilot. Allseas will be required to provide the information necessary under Paragraph 27, and specified in the demarcation table, to DeepGreen to provide to the ISA on a timely basis. Such information includes, for the avoidance of doubt, methods of mining, processing and transporting, including duration of test, and test plans.

(ii)	Specifying Events that could cause Suspension or Modification - Paragraph 28 Requires the identification of any events that could cause suspension owing to serious environmental harm if the events can not be mitigated. Allseas will perform an assessment of such events such that mitigation plans can be designed or suspension plans triggered.

(iii)	Mitigation – Sea Bed Activities. In ISBA/19/LTC/8 Annex I Explanatory Commentary, Paragraph 4. Allseas shall develop methods that minimize impacts in space and time from direct disturbance of the sea floor and from material carried in, and deposited from, the operational plume.

(iv)	Mitigation – Surface Processing Activities. In Annex I, Paragraph 5. Allseas shall mitigate any adverse impacts from storing and managing nodules at the surface so as not to alter sea surface ecosystems, allow the degassing of climate-active gases and the release of harmful metals and compounds from the mining process. Any chemicals added to separate the mineral phases from the waste material and water need to be assessed for potential harmful effects.

(v)	Mitigation – Discharge. In Annex I, Paragraph 5. The discharge plume needs to be controlled to limit harmful environmental effects. Discharge at the sea surface may introduce particle-laden water to oligotrophic particle-sparse waters, limiting light penetration, changing sea temperature and introducing high levels of nutrients to nutrient-poor regions with significant impacts on the species composition of primary producers and the pelagic ecosystem. Discharge within the deeper waters of the oxygen-minimum zone or zones may trigger the release of harmful bioactive metals, while discharge at even greater depths may introduce particle-rich water to sparse, but generally diverse, pelagic communities. Discharge at the seabed would add to the operational plume with warmer water and finer particles. Base case for discharge will be mid column, which is considered acceptable to avoid the issues with surface and near sea-bed discharge. Level to be defined

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(vi)	Cooperation on Submission of Mining Test Plan to the ISA. Annex 1, paragraph 52 requires a submission for the plan of testing. Allseas shall cooperate with DeepGreen in all respects to comply with this requirement, including the details for monitoring the environment. The plan is to be submitted at least one year before testing begins and at least three months in advance of the annual session of the Authority.

(6)	Mandatory Process Requirements

(a)	Review. Design documentation will be submitted for review to demonstrate that the pilot mining system adheres to the requirements of DeepGreen and ISA. Where milestones are agreed under the project programme, gate reviews will be performed.

(b)	Access to pilot site. DeepGreen and NORI shall have access to the pilot test at all stages of the test.

(c)	Training requirements. Allseas to provide training opportunities for DeepGreen, and ISA selected trainees as required under NORI’s Exploration Contract conditions. The numbers, locations, logistics, and re-imbursement of costs to be further discussed between the Parties.

(d)	Safety. Pilot test to be completed safely and with the minimum practical environmental impact.

(e)	Pilot Test Mining Plan. Prior to operations, and in accordance with the permitting process and notices required for the Pilot Test Mining project, Allseas shall submit a Pilot Test Mining Plan document for review and approval by DeepGreen.

(f)	PMTS project data. Allseas agrees to transfer and convey to DeepGreen sufficient project data at the PMTS systems level, and in more detail at the PMTS sub-system level if required, to demonstrate that the PMTS complies with DeepGreen’s production requirements and the ISA requirements.

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(7)	Functional performance

The pilot mining test shall meet the following function performance requirements:

a.	Traverse Speed. A traversing speed [***] at a constant steady state shall be achievable and details of the route to be followed by the PMTS across the mining site during all collecting operations shall be identified in the agreed Pilot Test Mining project Plan.

b.	Stability and Manoeuvrability. No significant sinkage of equipment at any time into the seabed of greater than [***] displacement shall be acceptable, based on soil shear strength of [***], and justification for achieving this shall be provided. Manoeuvrability over terrain of slope up to [***] degrees to horizontal with capability of traversing small seabed obstructions and step features of up to [***] size shall be achievable. It shall at all times be possible to safely and smoothly control the trajectory of the PMTS in real-time. It shall be able to stop all progress of the PMTS at any time with a shut-down to safe condition within reasonable duration.

c.	Collection efficiency. Collection efficiency is defined as the ratio of nodules recovered to deck compared to the nodules covered by PMTS equipment at seabed. Allseas shall make reasonable endeavours to ensure that the collection efficiency is as high as possible, indicated to be a minimum at [***] or greater.

d.	Reliability. Allseas shall ensure that equipment reliability is demonstrably such that pilot mining operations can continue as long as reasonably possible between break-downs. Measures of reliability such as Mean Time Between Failure (MTBF) shall be computed and demonstrated to be as high as reasonably possible such that they shall be consistent with the design, build and operations of an economically optimal first production system and should use reasonable efforts to show that the full scale mining system would meet the productivity estimates outlined in the PEA.

e.	Collected Entrained Water Content. The entrained water content of the collected nodules during the Pilot Test Mining project is an important measurement for the design of the shipping and onshore processing facilities and shall be carefully recorded. Reasonable endeavours shall be made to minimise the water entrained during the collection process. It is expected to drain the water content by gravity in the vessel nodule holds to 20% prior to offloading. No active systems are required to drain the entrained water from the nodules during the PMTS.

f.	Emergency disconnect. To safely manage the risks of system failures and extreme weather conditions during PMTS operations, the design requirements for controlled disconnection and safe cessation of operations shall be defined based on HAZID and system design FMECA.

g.	No debris. No PMTS equipment, sub-components thereof or general debris shall be left at site following completion of the Pilot Test Mining project, unless specific permission is obtained from DeepGreen.

h.	Design aesthetics. The PMTP shall be visually attractive, clean and pleasing to the eye as consistent with DeepGreen’s corporate branding.

i.	Final Report. A comprehensive final report shall be issued by Allseas to DeepGreen within 90 days of the completion of the fieldwork portion of the Pilot Test Mining project.

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ANNEX 2 – SUCCESS FEE

1	FULLY INCLUSIVE RATES, SUMS AND PERCENTAGES

1.1	Success Fee. DeepGreen shall pay US$60,000,000.00 upon Successful Completion and commissioning of the PMTS. Such payment shall be in two tranches of equal value comprising (1) 10,000,000 shares in DeepGreen Metals which shall be deemed to be worth US$30,000,000 (upon execution by Allseas of DeepGreen’s standard Subscription Agreement to acquire such shares), and (2) cash in the total amount of US$30,000,000, in each case inclusive of VAT and any other applicable taxes, fees and/or charges, to be paid within 30 days of receipt of Allseas invoice.

1.2	In constructing the Success Fee specified in this Annex 2, Allseas confirms that this is fixed and firm for the period of this Agreement, and provision has been made and is fully inclusive of all Allseas’s costs and charges including but not limited to:

i)	Personnel, labour, management, administration and crew changing

ii)	Products and raw materials

iii)	Permits, licenses and authorisations required for the work and PMTS rendered

iv)	Direct wages, salaries, bonuses, benefits, premiums, overtime allowance, paid holiday, redundancy, pensions, nightshift premium and sick pay

v)	Employers’ Liability Insurance

vi)	National insurance and PAYE deductions

vii)	Travel time and expenses, accommodation, offices, facilities, and communication

viii)	Plant, tools, hand tools, equipment, materials, consumables, fuel and lubricants

ix)	Obtaining and training of personnel

x)	Offshore survival and training

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xi)	Medical examinations, to include medical as may be required

xii)	Maintenance and replacement of protective clothing and other personal safety equipment

xiii)	Onshore travel and accommodation;

xiv)	Mobilisation and demobilisation of personnel, equipment and materials for onshore preparation work and work performed on DeepGreen nominated vessels offshore or in quay area

xv)	Fabrication, installation, procedure preparation, engineering, documentation inclusive of as-built submissions, design and procurement

xvi)	Data processing and printing / photocopying services

xvii)	Quality assurance, safety requirements, reporting, survey, inspection and testing;

xviii)	Insurance requirements and coverage;

xix)	Taxes and contributions imposed by law, trade union contracts or regulations with respect to or measured by Allseas’s payroll in accordance with the terms and conditions of this Agreement

xx)	Corporate support, overheads, financing costs and profits

xxi)	Transportation costs up to the place of delivery

xxii)	Any and all other costs not recoverable by Allseas elsewhere

xxiii)	Any other costs reasonably related to the performance of Allseas’s obligations hereunder unless specifically allocated to DeepGreen

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ANNEX 3 – PROGRAMME

1	Allseas shall commence the work upon Agreement award and shall carry out the PMTS in a continuous and expeditious manner to meet the key dates herein

1.1	Schedule of Key Dates

[***]

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ANNEX 4 – SPECIFICATIONS

The PMTS shall be certified in accordance with Lloyds Register CLAME for the lifting appliances and DNV Rules for Classification – Underwater technology, for the mining system. Modification to either Lorelay or Fortitude will be in accordance with the vessel’s classification under Lloyds register rules for ships and Valetta flag-state requirements. Legislation of applicable laws and conventions as listed in table 1 for Deep Sea Mining operations and vessel operations shall be adhered to.

With design codes for explorations and exploitation for deep-sea mining operations currently under development. The design of the PMTS will adhere to industry standards design codes applied in the oil & gas industry as listed in table 2, complemented with the recommendations as listed in table 3.

Table 1 Rules and Regulations

Regulations	By	Date
United Nations Convention on the Law of the Sea	United Nations	1994
Convention on the Prevention of Marine Pollution by Dumping of Wastes and Other Matter	International maritime organization	1972
International Convention for the Prevention of Pollution from Ships (MARPOL)	International maritime organization	1978

Table 2 Design Codes

Design code	Document code	Date
Lloyds Register Rules for Ships	[***]	2019
Code for Lifting Appliance in marine environment	[***]	2019
Marine operations and Marine warranty	[***]	2018
Rules For Classification - Underwater technology	[***]	2018
Standard for offshore and platform lifting appliances	[***]	2016
Modelling and Analysis of Marine Operations	[***]	2017

Table 3 Recommendations

Recommendation	Document code	Date
Recommended Practice - Managing environmental aspects and impacts of seabed mining	[***]	2016
Recommended Practice - Risk management in marine and subsea operations	[***]	2017
Recommendations for the guidance of contractors for the assessment of the possible environmental impacts arising from exploration for marine minerals in the Area	[***]	2013

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ANNEX 5 – PROCEDURES

1.0	HEALTH, SAFETY AND ENVIRONMENT PROCEDURES

1.1	Compliance. Allseas shall comply with all applicable Health Safety and Environment legislation and codes of practice and applicable regulations (including any applicable code or regulation provided by the ISA), when operating in the ISA Area. Allseas shall follow its own Health Safety and Environment policy and Health Safety and Environment management system in relation to the development of the PMTS.

2.0	STEERING COMMITTEE

2.1	Representatives. Each Party may nominate one or more representative to a steering committee which shall meet in person on a monthly basis to ensure proper communication, cooperation and reporting between the Parties.

2.2	Meetings: Monthly meetings to be held as required by DeepGreen, time to be confirmed, via conference call or at Allseas’s / DeepGreen’s premises as required. Meeting agenda will be proposed by the project manager and approved by the Steering Committee Chairman who will be appointed by DeepGreen and circulated a week ahead of each monthly. Meetings will be minuted with minutes distributed to DeepGreen and Allseas management.

2.3	Monthly Report: Allseas shall prepare and deliver a monthly report to DeepGreen to provide a formal assessment on progress and major achievements for the reporting period. It should include key exceptions, expectations and solutions where appropriate. It shall also detail all project highlights which are forecast during the next reporting period. In addition the report shall include safety incidents & environmental report & statistics for the period in form normally required for statutory reporting. The form of monthly reporting will be agreed between Allseas and DeepGreen Steering Committee representatives and will be delivered one week before scheduled Steering Committee Meetings.

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2.4	STEERING COMMITTEE PURPOSE: The purpose of the Steering Committee is provide a forum for effective communication between Allseas and DeepGreen an to provide guidance to the Project Team to ensure the goal of successful deployment of a compliant PMTS. Specifically, the Steering Committee provides the forum for:

(i)	The project manager to advise on progress against plan;

(ii)	The project manager to advise of any required changes to the agreed program, schedule or specification;

(iii)	The project manager to advise the technical solutions being employed and the reasoning for such;

(iv)	The project manager to advise of project risks and the mitigation being put in place to manage these risks;

(v)	The Steering Committee to provide the project manager regarding their level of comfort with the technical solutions being envisaged by project team and provide guidance regarding their acceptability and any requirement to evaluate potential alternatives;

(vi)	The Steering Committee to provide the project manager guidance regarding the level of project risk and guidance regarding acceptability of such and any additional mitigation required; and

(vii)	The Steering Committee to provide the project manager with a sounding board to explore potential solutions and project delivery options.

3.0	DEEPGREEN OWNER’S TEAM

3.1	Representatives. Allseas agree to accommodate no less than two DeepGreen full time engineer representatives at its working premises. The representatives shall integrate with the Allseas project team and shall be responsible for ensuring effective and comprehensive cooperation and collaboration between the Parties.

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